EXHIBIT 10(b)
                ASHWORTH, INC. AND A. JOHN NEWMAN
                 PERSONAL SERVICES AGREEMENT AND
      ACKNOWLEDGMENT OF TERMINATION OF EXECUTIVE EMPLOYMENT


     THIS AGREEMENT (the "Agreement") effective May 31, 1999, is made and entered into by and between ASHWORTH, INC. (the
"Company") and A. JOHN NEWMAN ("Newman").

     WHEREAS the Company and Newman wish to terminate Newman's full time employment as the Chief Financial Officer with the Company effective March 15, 1999, and Newman's full time employment with the Company as Principal Financial and Accounting Officer effective May 31, 1999 and

     WHEREAS, the Company and Newman wish, instead, to enter into a personal services agreement effective June 1, 1999 whereby Newman shall be an employee of the company working on an as-needed basis, subject to his availability or as otherwise set forth on Exhibit "A" attached hereto.

     NOW, THEREFORE, the parties hereto acknowledge and agree as follows:

1.   Termination and Resignation.   Newman and the Company
  hereby mutually agree that Newman's employment as Vice President
  - Finance, Chief Financial Officer and Treasurer will terminate effective March 15, 1999. Newman and the Company hereby mutually agree that Newman's employment as Principal Financial and Accounting Officer and his position as an Officer of the company will terminate on May 31, 1999. Newman further resigns as a Director and Officer of all of the Company's subsidiaries effective May 31, 1999.

2. Retention. Newman shall continue to be an employee of the Company working in a consulting capacity effective June 1, 1999, pursuant to the terms and conditions set forth below.

3.  Term.  The term of this  Agreement shall  commence on June
  1, 1999, and continue for a term of two (2) years thereafter
  (i.e., until May 31, 2001

4.   Services.
  a. The Company and Newman agree that Exhibit "A" attached to the Agreement is part of the Agreement and Newman agrees to complete the projects and/or provide the services listed.

  b. Upon reasonable request of the Company's Chief Executive Officer and/or the Board of Directors, and subject to Newman's availability, Newman shall work with the Company's Chief Executive Officer and staff as a special consultant to Ashworth UK Ltd., Ashworth Canada, in other areas relating to international affairs and other special projects. The non-availability of Newman shall not be deemed to be a breach of this contract


5. Compensation. All payments by the Company to Newman shall have appropriate taxes and withholdings deducted.
  a. The Company agrees to pay Newman through May 31, 1999, at an annualized salary rate of one hundred sixty thousand dollars ($160,000). With the final salary check, for May
     1999, shall be included the sum of nine thousand two hundred thirty dollars ($9,230.00) as payment for three (3) weeks vacation pay which will have accrued at that time.
  b. Commencing June 1, 1999, the Company shall pay Newman one hundred sixty thousand dollars ($160,000), payable over the two
     (2) year term of this Agreement in fifty-two (52) substantially equal bi-weekly installments (the "payments").
  c. With reference to exhibit "A" attached to this Agreement, compensation shall be as follows:
     Items 1 through 7 - Compensation is deemed to be included in 5.a. above.
     Item 8 - Class Action - there will be no additional compensation.
     Item 9 - Fiscal 1999 year-end - payment shall be at $333 per day.
  d. If the Company's Chief Executive Officer requests Newman to work after May 31, 1999, on projects which are not listed on Exhibit "A" attached, and, provided Newman is available to work for the Company, remuneration shall be at $333 per day, which is in addition to the payments to be made in 5.b. above.

6. Acceleration of Compensation Payments. Upon thirty (30) days written request of either party to this Agreement, the second year's payments as required under paragraph 5 above, may be accelerated and paid in a lump sum, provided however, that both parties approve said acceleration in writing, which approval shall not be unreasonably withheld. Said acceleration payment is only for the second year's payments and cannot be requested prior to April 1, 2000, and shall in no way be construed as relieving Newman from his consulting obligations hereunder. If Ashworth is acquired either by merger or acquisition, said payments due hereunder shall become immediately due and payable.

7.   Employee Status.  Newman will be an employee of Ashworth
  for the term of this Agreement and will continue to receive the
  full benefits of employment.   Notwithstanding the foregoing,
  Newman shall not accrue vacation, sick and/or personal time during the term of this Agreement.

8. Health and Hospital Insurance. In accordance with his employee status, the Company shall continue to provide Newman with basic health insurance during the term of this Agreement.

9. Stock Options. During the term of this Agreement, all options currently held or hereafter acquired by Newman shall vest in accordance with the vesting period provided by each option grant and shall be exercisable in accordance with the terms of the applicable Stock Option Plan.

10. Expenses. Newman is authorized to incur reasonable expenses for conducting the business of the Company, including but not necessarily limited to travel and similar items, provided such expenses are preapproved by the Company's Chief Executive Officer. The Company will reimburse Newman for all such expenses upon the presentation by Newman, from time to time, of an itemized account of such expenditures.

11.  Proprietary Interests of Company.

  a. Recognizing and acknowledging that nothing in this Agreement prevents Newman from providing services to other companies which are in direct competition with the Company, Newman acknowledges and agrees that he will not disclose confidential and proprietary information of the Company which are valuable, special, and unique assets of the Company's business ("Trade Secrets"), nor will Newman use any of the Company's Trade Secrets for any purpose other than in connection with the employment within the Company.

  b. The work product resulting from the services provided under this Agreement shall be and remain the property of the Company unless otherwise agreed in writing by both parties.

12. Goodwill and Reputation of the Company and Newman. Newman shall at all times conduct himself in such manner as to preserve and protect the reputation and goodwill of the Company. The Company shall at all times conduct its affairs in such manner as to preserve and protect the goodwill and reputation of Newman.

13. Notices. Any notice required or permitted to be given under this Agreement, shall be sufficient if in writing and delivered in person or sent by registered or certified mail to the address set forth below Newman's signature hereon in the case of Newman or to its principal office in the case of the Company, or to such other address as either party has assigned in a written notice, as provided herein.

14. Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

15. Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, as, as severed and/or modified, this Agreement shall remain in full force and effect.

16. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Newman acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Newman may not assign his rights and obligations under this Agreement.

17. Entire Agreement. This instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties. It may not be amended except by an agreement in writing signed by both parties.

18. Governing Law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue over all controversies, which may arise with respect to this Agreement.

19. No Authority to Bind. Newman is not by this Agreement granted any right or authority, express or implied, on behalf of or in the name of the Company to bind the Company in any manner whatsoever unless specifically requested by the Company.

20.  Release.
  a. As consideration for the payments and benefits described herein, Newman hereby releases the Company and its predecessors, successors and affiliates and the officers, directors, employees, agents, attorneys, representatives and assigns of each of them (the "Released Parties") from any and all claims, causes of action, damages, losses, liabilities and lawsuits (including but not limited to, claims for wrongful termination, claims for breach of contract, tort claims, claims under the California Fair Employment and Housing Act, claims under the Age Discrimination in Employment Act and claims under other state and federal statutes), he may have that are based on employment of Newman by the Company, the change in the status of such employment, his resignation as Chief Financial Officer or on any other event or omission occurring on or prior to the effective date of this Agreement. Newman hereby agrees not to sue or bring claim, or be a party in any claim or lawsuit, against the Released Parties with respect to any matters released herein.

  b. The foregoing release includes any and all claims, rights and/or remedies arising under the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"). In compliance with the ADEA and OWBPA:

     i. Newman acknowledges that prior to signing this Agreement, he was given a period of 21 days to consider its provisions;
     ii. Newman understands that he is entitled to revoke this Agreement within 7 days after its execution. Further, this Agreement will not be effective or enforceable until the revocation period has expired; and
     iii. Newman acknowledges and agrees that he has been advised to consult with an attorney prior to signing this Agreement.

  c. Newman waives any rights he may have under Section 1542 of the Civil Code of the State of California or any comparable provisions of state and federal law. Section 1542 of the Civil Code of the State of California states:

          "A general release does not extend to claims which the creditor does not know of or suspect to exist in is favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Newman expressly acknowledges that this release is intended to include all claims which Newman does not know or suspect to exist in his favor at this time, and that this release contemplates extinguishment of such claims.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

           IN WITNESS WHREOF, the parties have executed this Agreement the date and year indicated below, effective the date indicated above.

                                THE COMPANY:

                                ASHWORTH, INC.

      Date:  March 4, 1999      By:
                                /s/ Randall L. Herrel, Sr.
                                President  &  Chief  Executive Officer

                                Address:  2791 Loker Avenue West
                                          Carlsbad, California 92008


                                 NEWMAN:

     Date:  March 4, 1999        /s/ A. John Mewman
                                 A. John Newman

                                 Address: 3155 Monroe Street
                                          Carlsbad, Ca  92008


STATE OF CALIORNIA  )
                    ) SS.
COUNTY OF SAN DIEGO )

     Subscribed and sworn to before me this 4th day of March, 1999.

                                   /s/ Angelia Vanderhye
                                   Notary Public

                                  EXHIBIT "A" to
                        ASHWORTH, INC. AND A. JOHN NEWMAN
                         PERSONAL SERVICES AGREEMENT AND
                   ACKNOWLEDGEMENT OF TERMINATION OF EXECUTIVE
                                    EMPLOYMENT


     Project to Complete/Assist                    Date(s)/Day(s) Needed
     -------------------------------               ---------------------
 1.  Close Company Books for April '99             Through May 31, 1999

 2.  Establish Accounting Policies & Procedures    By the end of April '99
     For Ashworth Canada

 3.  Establish Accounting Policies & Procedures    By the end of April '99
     For Ashworth U.K. Including New Hires

 4.  Gross Margin Calculations-Train New Person    Complete by May 31, 1999

 5.  Inventory Reserve Calculations-Train New      Complete by May 31, 1999
     New Person

 6.  Annual Meeting - Assist in Preparing For and
     Attendance at March 26, 1999 Annual Meeting

 7.  Board Meeting Q2 - Assist in Preparing For    By May 31, 1999
     and Attendance at May '99 Board Meeting

 8.  Assist with Information for Class Action Law  2 Days per month through
     Suit Filed Against Company and Any Other      December 31, 1999, on dates
     Related Issues Resulting form Class Action    to be mutually agreed by
                                                   CEO and John Newman

 9.  Fiscal 1999 Year-End Consulting               3 Business Days in
                                                   November 1999